(RUSSIAN TEXT)                SHARE PURCHASE AGREEMENT NO. AV-01

                              Moscow, Russia                   November 5, 2001

                              This Share Purchase Agreement (this "Agreement") is entered into by and between Open Joint Stock Company "Vimpel-Communications", organized and existing under the laws of the Russian Federation with its registered office at 10 Ulitsa 8-Marta, Building 14, Moscow, Russia (the "Issuer") and Eco Telecom Limited, a company organized and existing under the laws of Gibraltar (the "Purchaser" and, together with the Issuer, collectively, the "Parties"). The Parties hereby agree as follows:

                              1. SUBJECT OF THE AGREEMENT

                              The Issuer agrees to sell, and the Purchaser agrees to purchase, five million one hundred fifty thousand (5,150,000) registered shares of common stock of the Issuer, with a nominal value of 0.5 kopecks per share, registration No. 1-08-00027-A, registration date September 12, 2001 (the "Shares").

                              2. OBLIGATIONS OF THE PARTIES AND INCORPORATION OF
                                 THE PRIMARY AGREEMENT BY REFERENCE

                              The purchase of the Shares, the payment for the Shares and the transfer of title to the Shares shall be made according to the terms set forth in the Primary Agreement dated as of May 30, 2001 between the Issuer, the Purchaser and Telenor East Invest (the "Primary Agreement"). The Primary Agreement is hereby incorporated into this Agreement by reference and constitutes an inalienable part of this Agreement as if all the provisions thereof, including, among others, all the substantial terms such as the price for the Shares, procedure for payment of the Shares and transfer of title to the Shares, were restated herein in full, except Section 2.01(b), which shall not be incorporated into this Agreement.

                              3. SHARE TRANSFER

                              Concurrently with the execution of this Agreement, the Issuer shall execute a share transfer order, as established by Russian law and required by the Registrar (the "Transfer Order"). The Issuer shall deliver a duly executed Transfer Order to the Registrar in order for the transfer of the Shares from the Issuer to the Purchaser to be registered in the share registry of the Issuer.

(RUSSIAN TEXT)                4. PRICE

                              The Price of Shares' placement shall be US$ 20 (Twenty US Dollars) per share.

                              The total purchase price of the Shares shall be US$ 103,000,000 (One Hundred Three Million US Dollars).

                              5. SETTLEMENTS

                              All settlements under this Agreement shall be made in US dollars according to the procedure established by Russian law. If Russian law prohibits making such settlements in US dollars, all settlements shall be made in rubles at the Central Bank exchange rate effective on the date prior to the date of settlements.

                              6. GOVERNING LAW

                              This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

                              7. ARBITRATION

                              Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled by arbitration as provided in Section 13.11 of the Primary Agreement.

                              8. COUNTERPARTS AND LANGUAGE

                              This Agreement is being executed in seven originals, and the Parties agree that in the event of a discrepancy between the English and the Russian language versions, the English language version shall prevail.

                              9. TERM

                              This Agreement shall be effective from the day of its execution by the Parties and shall continue in full force and effect until the Parties have performed their respective obligations.

(RUSSIAN TEXT)                IN WITNESS WHEREOF, this Share Purchase Agreement
                              has been duly executed and delivered by each Party hereto this 5th day of November, 2001.


                              ISSUER

                              Open Joint Stock Company
                              "Vimpel-Communications"


                              By /s/ JO LUNDER
                                 -----------------------------------------------
                                 Name:  Jo Lunder
                                 Title: General Director and CEO


                              By /s/ VLADIMIR M. BYCHENKOV
                                 -----------------------------------------------
                                 Name:  Vladimir M. Bychenkov
                                 Title: Chief Accountant



                              PURCHASER

                              Eco Telecom Limited


                              By /s/ PAVEL KULIKOV
                                 -----------------------------------------------
                                 Name:  Pavel Kulikov
                                 Title: Attorney-in-Fact


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